Exhibit 10(i)
RENASANT CORPORATION
PERFORMANCE BASED REWARDS PLAN
Renasant Corporation, a corporation organized and existing under the laws of the State of Mississippi (the “Company”), established this Performance Based Rewards Plan (the “Plan”) effective as of January 1, 2019 (the “2019 Plan”). The Plan is hereby amended and restated, effective for services rendered on and after January 1, 2024 (the “Effective Date”). This amendment and restatement supersedes the 2019 Plan.
Section 1 - Purposes:
The purposes of the Plan are to: (a) provide an opportunity for annual cash incentives to eligible officers and employees of the Company, Renasant Bank (the “Bank”) and the Company’s other Affiliates (as defined below; together, the “Renasant Group”); (b) attract and retain officers and employees of the Renasant Group; and (c) further align the interests of officers and employees of the Renasant Group with the interests of the Company’s shareholders.
Section 2 - Definitions:
2.1    “Affiliate” means any corporation or other form of entity of which the Company owns, from time to time, directly or indirectly, at least 80% of the total combined voting power of all classes of stock or other equity interests, including the Bank.
2.2    “Award” means a cash award under the terms and conditions of the Plan.
2.3    “Board” means the Board of Directors of the Company.
2.4    “Change in Control” shall have the meaning ascribed to such term in the Company’s 2020 Long-Term Incentive Compensation Plan, as the same may be amended, superseded, or replaced from time to time.
2.5    “Code” means the Internal Revenue Code of 1986, as amended, including any regulation, rule, or other guidance promulgated thereunder.
2.6    “Committee” means the Compensation Committee of the Board or another committee of the Board comprised of independent directors and given authority by the Board to make Awards and determinations under this Plan.
2.7    “Compensation” under the Plan means regular, periodic base salary or, for those Eligible Employees who are paid on an hourly basis, “eligible compensation” as determined in accordance with the Renasant Group employing entity’s standard payroll practices; provided that such amount (a) shall include deductions and deferrals made under the Bank’s Executive Deferred Income Plan, the Company’s Deferred Stock Unit Plan, the Renasant Bank 401(k) Plan (or any successor plan) and any other plan of deferred compensation maintained by the Company or the Bank; and (b) shall exclude awards payable under this Plan or other incentive plan or arrangement, sign-on or retention bonuses, commissions, the value of equity-based compensation, and car and transportation allowances, cash perquisites, reimbursements, and similar items.

2.8    “Determination Date” means the last business day of the first calendar quarter of each Performance Year.
2.9    “Disability” means that a Participant is receiving long-term disability benefits under a separate plan or policy maintained by the Renasant Group.
2.10    “Eligible Employee” means, unless otherwise determined by the Committee, a regular, full-time, common law employee of the Renasant Group, including officers, determined in accordance with the Renasant Group’s standard personnel policies and practices, excluding: (a) employees who participate in the Retail Sales Incentive Plan, the Relationship Manager Plan, the Revenue Leader Plan, or any other cash-based incentive or commission-based plan maintained by the Renasant Group; (b) any employee who has been excluded from this Plan by written contract or employment agreement; (c) individuals who are classified by the Renasant Group as leased or otherwise employed by a third party; and (d) independent contractors or intermittent or temporary employees, even if any such classification is modified by audit, administrative proceeding, litigation or otherwise.
2.11    “FLSA” means, collectively, the Fair Labor Standards Act and any similar applicable state or local law.
2.12    “Participant” means an Eligible Employee who has been designated for participation in the Plan in respect of a Performance Year.
2.13    “Payment Date” means, except as set forth in Section 5.4, the date of payment under the Plan with respect to a Performance Year, which shall be in the calendar year following the Performance Year and shall not be later than the later of (a) the last day of the third calendar month following the end of each Performance Year and (b) the next payroll date following the external auditor’s completion of the audit of the Company’s financial statements for the Performance Year.
2.14    “Performance Measures” means, in respect of a Participant’s Award, the financial, operational, or strategic performance metrics established by the Committee related to the Renasant Group, an entity, division, unit, department or profit center of the Renasant Group, a geographic region, an individual branch, or any other corporate designation, or to a Participant. An illustrative list of metrics that the Committee may designate as Performance Measures is set forth on Exhibit A. Exhibit A may be updated by the Committee from time to time without formal amendment to this Plan.
2.15    “Performance Year” means the Company’s fiscal year.
2.16    “Retirement” means that a Participant has voluntarily separated from service with the Renasant Group; provided, that at the time of such separation the Participant (a) has either (1) attained age 55, and completed ten years of service, or (2) attained age 65, and (b) is in good standing.
2.17    “Senior Officer” shall have the meaning ascribed to it in the Company’s Compensation Committee Charter dated as of October 9, 2023, as amended from time to time.

2.18    “Target Award” means the Award amount payable at achievement of 100% Target Level (as defined below).
Section 3 - Participation:
3.1    Designation of Participants. The Committee may designate which Eligible Employees are Participants in the Plan in respect of a given Performance Year. Such designations may be done on an individual basis, on the basis of groups or categories of Eligible Employees, or a combination thereof.
3.2    Designation of New Eligible Employees as Participants. In general, any Eligible Employee whose employment commences during a Performance Year, and any employee who becomes an Eligible Employee during a Performance Year, will not participate in the Plan for such Performance Year unless the Committee designates such employee as a Participant in respect of such Performance Year (notwithstanding that such employee may belong to a group or category of Eligible Employees that has been designated as eligible for such Performance Year). However, unless otherwise determined by the Committee, an FLSA-exempt Eligible Employee who commences employment, or an FLSA-exempt employee who becomes an Eligible Employee, during the first three calendar quarters of a Performance Year will participate in the Plan for the remainder of such Performance Year, and such Eligible Employee’s Target Award (and other Award payment amounts, if applicable) shall be multiplied by 75% if the Eligible Employee enters the Plan during the first calendar quarter, 50% if during the second calendar quarter, and 25% if during the third calendar quarter.
Section 4 - Establishment of Award Terms:
4.1    Establishment of Performance Measures and Award Amounts.
(a)    Performance Measures. The Committee shall establish the Performance Measure(s) applicable for the Performance Year with respect to each Participant and the weight given to each such Performance Measure. Performance Measures may differ from Participant to Participant, classification or category of Participant, and Award to Award. Attainment of 100% of the Performance Measures is performance at “Target Level”. The Committee shall also establish a minimum level of attainment of Performance Measures necessary to receive an Award (the “Threshold Level”) and a superior level of attainment of Performance Measures (the “Superior Level”) for the applicable Performance Year in respect of each Participant with the status of Senior Vice President or above, and may also establish such levels for other Participants.
(b)    Award Amounts. The Committee shall establish a Target Award for each Participant. The Target Award may be expressed as a percentage of Compensation or a fixed dollar amount, or may be based on another formula determined by the Committee. The Committee shall establish Award payment amounts if a Participant performs at the Threshold Level or Superior Level (with the Award payment amounts expressed in the same terms as the Target Award) for Participants with the status of Senior Vice President or above, and may also establish such payment amounts for other Participants. Notwithstanding anything to the contrary in Section 4.1, the Committee may also determine that an Award, or a portion of Award, will not require the attainment of Performance Measures but instead will become payable (if at all) in the sole discretion of the Committee, and may establish the amount of such an Award or portion thereof. Neither the establishment of a Target Award or of Award amounts for performance at Threshold Level or Superior Level, nor the establishment of an Award not based on the attainment of Performance Measures, is a guarantee that a Participant shall receive any payment, or payment at any particular level, under the Plan, and shall not be construed as such.
(c)    Timing. Absent unusual or unexpected circumstances, the Committee shall make the determinations under this Section 4.1 no later than the Determination Date; provided, that in the case of Eligible Employees who are designated as Participants after the Determination Date, the Committee may make such determinations following the designation.
4.2    Determination of Attainment of Performance Measures and Payment Amounts.
(a)    In General. Following the conclusion of the Performance Year, the Committee shall determine (i) whether and to what extent the Performance Measures applicable to the Performance Year have been attained and (ii) the Award amount (if any) payable to each Participant. To the extent applicable, attainment of Performance Measures shall be determined in accordance with accounting principles generally accepted in the United States (“GAAP”) then in effect; provided, that the Committee may disregard the effect of unusual or infrequently occurring items, as determined under GAAP. The Committee’s determination shall not be finalized until after the completion of the audit of the Company’s annual financial statements for such Performance Year by the Company’s external auditors.
(b)    Change in Position. If, during a Performance Year, a Participant is demoted, promoted, transferred, or otherwise experiences a change in position or status, the Award (if any) payable under the Plan shall be based upon such Participant’s position as of the last day of the Performance Year and Compensation during the Performance Year (unless otherwise determined by the Committee), notwithstanding the terms of any communication to the contrary.
(c)    Change in Participation. If, during a Performance Year, an Eligible Employee becomes a Participant, or a Participant ceases to be an Eligible Employee, the Award (if any) payable hereunder shall be pro-rated to reflect the portion of the Performance Year during which the employee was a Participant (unless otherwise determined by the Committee). Notwithstanding Section 2.10, such individual may remain eligible for any amount otherwise earned under the terms of a separate short-term incentive plan or arrangement under which he or she is covered during the same Performance Year if permitted under the terms of such separate plan or arrangement.
(d)    Death, Disability, or Retirement During a Performance Year. If a Participant’s service with the Renasant Group terminates during the Performance Year on account of death, Disability, or Retirement, unless otherwise provided by written agreement with the Participant, the Award (if any) otherwise payable to such Participant as determined under this Section 4.2 shall be determined based on actual attainment of Performance Measures or such other criteria as the Committee determines as of the end of the Performance Year and pro-rated by multiplying the amount of such Award by a fraction, the numerator of which is the number of days in the Performance Year during which such employee was actively employed as a Participant and the denominator of which is 365 (or 366 in the case of a leap year).
(e)    Compensation. In the case of Awards based on a percentage of a Participant’s Compensation, only Compensation actually paid to a Participant during the applicable Performance Year shall be taken into account for purposes of determining any Award payable hereunder; provided that, if an individual becomes a Participant effective after the first day of a Performance Year, only the Compensation paid on or after such participation is effective shall be taken into account.
(f)    Disqualification. Unless the Committee determines otherwise, no Award shall be payable to a Participant who at any point during or with respect to the Performance Year (including pursuant to a review that occurs after the end of the Performance Year but which relates to performance during such Performance Year) (i) is notified of a “performance improvement” or “job in jeopardy” action, (ii) scores less than a “3.0” (or equivalent score) on his or her performance evaluation, or (iii) is otherwise subject to disciplinary action.
4.3    Payment Determinations and Award Adjustments. Notwithstanding anything to the contrary herein, all Award amounts payable under the Plan shall be finally determined by the Committee (or its delegee(s)) in its (or their) sole discretion. Without limiting the foregoing, if the Committee determines that an Award calculated in accordance with Section 4.2 does not appropriately recognize the performance or contribution of a Participant or group of Participants during the Performance Year (including a circumstance in which a Participant would not receive an Award due to failure to attain a Threshold Level of performance or satisfy such other criteria as the Committee may establish), the Committee may make, increase, reduce, or eliminate such Participant’s Award. Any such adjustment shall be based on such factors as the Committee deems relevant and using such methodology(ies) as it determines. All adjustments shall be in the sole discretion of the Committee, and no adjustment for a Performance Year or Years shall guarantee or require future adjustment.
Section 5 - Payment:
5.1    Form of Payment. Any Awards payable under the Plan shall be paid to the Participant or Participant’s estate, as applicable, in the form of a single sum, less applicable withholding.
5.2    Payment Conditions. Except as expressly provided herein, in order to receive payment of an Award hereunder, a Participant must be employed in good standing by the Renasant Group on the payment date.
5.3    Death, Disability, or Retirement. Unless the Committee otherwise provides, if a Participant separates from service with the Renasant Group prior to payment of an Award with respect to a Performance Year on account of his or her death, Disability, or Retirement, the Award amount payable (if any) shall be paid to the Participant or, if applicable, to the Participant’s properly designated beneficiary(ies) under the Renasant Bank 401(k) Plan (or any successor plan), or if none, to the Participant’s estate at the time Awards are otherwise paid under the Plan. If a beneficiary cannot be found, or if the Committee determines it is impractical to pay the beneficiary(ies), payment may be made to the Participant’s estate.
5.4    Change in Control. If a Change in Control occurs during a Performance Year:
(a)    The Performance Year shall end as of the last business day immediately preceding the date on which the Change in Control is consummated (the “Short Year”).
(b)    Awards payable hereunder shall be determined as of the last day of the Short Year, unless otherwise determined by the Committee.
(c)    The Committee may reasonably adjust any Performance Measure or other criteria to the extent necessary or appropriate to determine Awards payable in respect of such Short Year.
(d)    Participants employed in good standing of the last day of the Short Year who are not otherwise disqualified under Section 4.2(f) shall be eligible for payment of an Award, unless otherwise determined by the Committee.
(e)    Any Award payable in respect of the Short Year shall be paid as soon as practicable after the end of such Short Year, but in no event later than sixtieth (60th) day following the Change in Control.
5.5    Overpayment. If any overpayment is made under the Plan, the recipient of such the overpayment shall promptly, upon notice by the Committee, return the amount of such overpayment to the Renasant Group. Alternatively, the Renasant Group shall have the right to offset the amount of the overpayment against other amounts payable to or on account of the recipient who received the overpayment, to the maximum extent permitted by law. The foregoing remedy is not intended to be exclusive.
Section 6 - Administration:
6.1    Powers. In addition to the power and authority provided elsewhere in this Plan, the Committee shall have the final discretionary power and authority to:
(a)    determine Eligible Employee status and select Eligible Employees to be Participants;
(b)    establish Performance Measures or other criteria for Awards, and determine the attainment of such Performance Measures and attainment of such other criteria;
(c)    establish Threshold, Target, and Superior Levels of performance attainment and corresponding Award payment amounts and establish Award payment amounts based on criteria other than attainment of Performance Measures;
(d)    make a final determination of the amount of payment under an Award, including any adjustments pursuant to Section 4.3;
(e)    prescribe terms and conditions of Awards;

(f)    construe and interpret the provisions of the Plan and any related documents;
(g)    establish and adopt such rules, regulations, and procedures as may be necessary or advisable in connection with the administration of the Plan, and interpret, amend, or revoke such rules, regulations, and procedures;
(h)    determine all facts necessary to administer the Plan and any Awards, including but not limited to whether, to what extent, and under what circumstances a Participant is disqualified to receive an Award payment;
(i)    reconcile any inconsistency, correct any defect, and/or supply any omission in the Plan, an Award, or any instrument or agreement relating to the Plan or an Award;
(j)    make and approve corrections in the documentation or administration of any Award;
(k)    determine the rights of Participants in the event of death, Disability, Retirement, separation from service, and similar events; and
(l)    make any other determination which it believes necessary or advisable for the proper administration of the Plan and Awards.
6.2    Consultation and Delegation. With respect to matters of the Plan, the Committee may consult with the Company’s Chief Executive Officer or such Senior Officers as the Chief Executive Officer designates. The Committee may delegate to the Chief Executive Officer of the Company or such Senior Officers as the Chief Executive Officer designates, the authority to determine eligibility for, and to approve and make determinations with respect to, Awards; provided that no delegee shall be authorized to approve or make determinations with respect to such individual’s own Award; provided further that the Committee shall not delegate the approval or determination of any Award (including the determination of the Performance Measures or other criteria applicable to such Award and the amount payable in respect of such Award) for an officer with the status of Senior Executive Vice President or above other than to the Board. If the Committee has delegated authority to the Chief Executive Officer of the Company or such Senior Officers as the Chief Executive Officer designates to take action pursuant to this Section 6.2, references in the Plan to the “Committee” shall, solely to the extent necessary to fully effectuate such delegation of authority by the Committee, be deemed to refer to the Chief Executive Officer or such Senior Officers as the Chief Executive Officer designates.
6.3    Determinations Binding. Decisions, determinations, designations, interpretations, and actions of the Committee or its delegee(s) concerning matters related to the Plan or any Award shall be final, binding, and conclusive on the Renasant Group and its employees, officers, directors, and agents and Participants and their estates, beneficiaries, heirs, and agents, and each of the foregoing’s successors and assigns. Any such decisions, determinations, designations, interpretations, and actions will be given the maximum deference permitted by law and shall not be subject to de novo review if challenged. The Committee or its delegee(s) may make decisions, determinations, designations, and apply interpretations on a case-by-case basis.

Section 7 - General Provisions:
7.1    No Continued Employment. Neither the Plan nor the receipt of any Award or payment hereunder (a) confers upon any individual the right to continue in the employ of the Renasant Group for any period of time or any right to continue at his or her present rate, or any other rate, of compensation or job classification or the right to participate in this Plan, or (b) interferes with the right of the Renasant Group to terminate an individual’s employment at any time.
7.2    Non-transferability. No Award, or the expectation to receive an Award or payment, shall be subject to transfer, pledge, assignment, hypothecation, alienation, or otherwise encumbered or disposed of by a Participant hereunder, whether by operation of law or otherwise, and whether voluntarily or involuntarily (except in the event of a Participant’s death to the extent provided in Section 5.3). Neither the Committee nor the Company shall be required to recognize any attempted assignment of such rights by any Participant or his or her heirs, beneficiaries, or estate.
7.3    Taxes. The Renasant Group shall have the right to withhold from any Award payment hereunder any taxes it determines are required to by law to be withheld or that are authorized by the Participant.
7.4    Other Benefits. The value of any Award shall not be treated as compensation for purposes of computing the value or amount of any other Renasant Group benefit unless otherwise provided in the separate plan or policy providing for the establishment and administration of such benefit.
7.5    Source of Awards. Awards shall be paid from the general assets of the Renasant Group. The status of any Participant with respect to an Award hereunder shall be that of a general unsecured creditor, and no Participant shall have any right, title, or interest in or to any asset of the Renasant Group. Nothing contained in this Agreement shall be deemed or be construed to create a trust of any kind or other fiduciary relationship between the Renasant Group and any Participant or any other person.
7.6    Successors and Assigns. Any rights, benefits and obligations of the Renasant Group hereunder shall be binding upon and inure to the benefit of its successors and assigns. The rights, benefits and obligation of a Participant shall inure to the benefit of and be binding upon each Participant, including his or her heirs, estate, legatees and legal representative.
7.7    Recovery Policy. Any Award paid hereunder is expressly made subject to the terms of any compensation recovery, recoupment, clawback, or forfeiture agreement or policy or policies maintained by the Renasant Group, as may be in effect from time to time and with respect to which a Participant is a party or is bound, including, to the extent applicable, the Company’s Clawback Policy.
7.8    Governing Law. The Plan and any Award agreements hereunder shall be construed and interpreted in accordance with the internal laws of the State of Mississippi, without regard to the conflicts-of-law provisions thereof. Any action, suit, or other proceeding arising out of or based upon this Plan or any Award hereunder may only be instituted in the

Federal and state courts in the State of Mississippi, and a Participant’s acceptance of an Award shall be deemed such Participant’s irrevocable submission to the exclusive jurisdiction of such courts in any such action, suit, or other proceeding and irrevocable and unconditional waiver of any objection to the laying of venue of any action, suit, or other proceeding in such courts.
7.9    Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision, and the Plan shall be construed and enforced as though any such invalid or unenforceable provision had not been included.
7.10    Construction. The headings and captions used herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise. The word “include” shall mean to include, but not to be limited to.
7.11    Amendment and Termination. Except as provided herein, the Company has no obligation to maintain this Plan for any particular length of time, and the Board may amend or terminate this Plan in its discretion; provided that no amendment or termination shall materially and adversely affect payment of an Award that has been approved and is that is otherwise payable as of the earlier of the time such amendment or termination is adopted or effective. For avoidance of doubt, a change in Performance Measures, a change in Threshold, Target or Superior Levels of performance, a change in other Award criteria, or a change in Award amounts from one Performance Year to another shall not be deemed to constitute an amendment to the Plan.
7.12    Code Section 409A.
(a)    It is intended that any payments contemplated under the Plan be exempt from or comply with Section 409A of the Code (“Section 409A”) and all provisions of this Plan shall be construed and administered in a manner consistent with such intent and the requirements for avoiding taxes or penalties under Section 409A; provided, that nothing in this Plan will be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from any Participant to the Renasant Group or any other individual or entity. If the Company determines that any payments under the Plan are subject to Section 409A and that the Plan fails to comply with the requirements of Section 409A, the Board may, at the Board’s sole discretion and notwithstanding anything to the contrary in Section 7.11, and without the employee’s or beneficiary’s(ies’) consent, amend the Plan to cause it to comply with or be exempt from Section 409A.
(b)    To the extent necessary to avoid adverse tax consequences under Section 409A, a “Change in Control” will occur only when there is a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as determined under Section 409A.
(c)    Any payments made under this Plan that satisfy the requirements to be a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) shall, to the maximum extent possible, not be treated as deferred compensation subject to Section 409A. To the extent payments under the Plan are deferred compensation subject to Section 409A, then, except as otherwise provided in Section 5.4, payment will be made in the calendar year following the Performance Year unless, to the extent permitted by Section 409A, the Committee determines a different payment timing.
(d)    To the extent necessary to avoid adverse tax consequences under Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment,” “separation of service,” or like terms shall mean separation from service. If, upon separation from service, a Participant is a “specified employee” within the meaning of Section 409A, any payment to such Participant that is subject to Section 409A and would otherwise be paid within six months after the Participant’s separation from service will instead be paid in the seventh month following the Participant’s separation from service (to the extent required by Section 409A(a)(2)(B)(i) of the Code).
THIS PERFORMANCE BASED REWARDS PLAN was adopted by the Board of Directors of Renasant Corporation on April 23, 2024, to be effective as provided herein.

Exhibit A
Performance Measures
The following is an illustrative, non-exhaustive list of metrics that the Committee may designate as Performance Measures:
•Earnings per share, whether or not calculated on a fully diluted basis;
•Earnings before interest, taxes, or other adjustments, including adjustments for extraordinary or non-recurring items;
•Return on equity, return on investment, return on invested capital, or return on assets, whether calculated in accordance with GAAP or excluding intangibles and/or extraordinary or non-recurring items and/or calculated on a pre-provision net revenue basis;
•Net profit margin or increase in income, whether net income, net interest income, or otherwise;
•Growth in income or revenue, whether net or gross, or growth in market share;
•Net charge-offs, the ratio of nonperforming assets to total assets, the allowance for credit losses as a percentage of nonperforming loans or other metrics relating to credit quality;
•The ratio of net charge-offs to average loans, the ratio of loans 30-89 days past due to average loans, and the ratio of nonperforming loans to average loans;
•The ratio of noninterest expense to average assets or efficiency ratio;
•Growth in loans or deposits or change in capital ratios;
•Any permutation or ratio combining one or more of the foregoing metrics; and
•Employee satisfaction.
The inclusion of a metric on the list above does not obligate the Committee to designate such metric as a Performance Measure, nor does the exclusion of a metric prohibit the Committee from designating such metric as a Performance Measure.
Exhibit A